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                                                                   EXHIBIT 14(b)




                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



We hereby consent to the incorporation by reference of our reports dated January 24, 1997, relating to the financial statements and financial highlights appearing in the Annual Reports to Shareholders dated December 31, 1996 of Composite U.S. Government Securities, Inc., Composite Income Fund, Inc., Composite Cash Management Company: Money Market Portfolio, and Composite Tax-Exempt Bond Fund, Inc., and our report dated November 20, 1996, relating to the financial statements and financial highlights appearing in the annual report to shareholders dated October 31, 1996 of Composite Growth & Income Fund, into the registration statement on Form N-14 of The Composite Funds relating to the issuance of shares of the Composite U.S. Government Securities Fund, the Composite Income Fund, the Composite Money Market Fund, the Composite Tax-Exempt Fund, and the Composite Growth & Income Fund (the "Funds"), series of The Composite Funds, in connection with the acquisition of assets of the U.S. Government Fund, the Corporate Income Fund, and the Global Money Fund, the U.S. Government Government Money Fund, the National Municipal Fund, and the Growth and Income Fund, series of the Sierra Trust Funds. We also consent to the references to our Firm under the heading "Financial Highlights" in the Prospectus and under the heading "Independent Public Accountants" in the Statements of Additional Information of the Funds dated April 30, 1997 or February 28, 1997, as the case may be, as subsequently revised and supplemented, each of which is also incorporated by reference into such registration statement on Form N-14 of The Composite Funds.


LeMASTER & DANIELS, PLLC


Spokane, Washington
September 25, 1997